Exhibit 10.13

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

MASTER MANUFACTURING AGREEMENT

This Master Manufacturing Agreement (this “Agreement”) is made as of June 27, 2012 (the “Effective Date”), by and between Square, Inc., a Delaware corporation with offices at 901 Mission Street, San Francisco, CA 94103 (“Customer”), and Cheng Uei Precision Industry Co., Ltd., a Taiwan corporation with offices at No. 18 Chung Shan Road, Tu Cheng District, New Taipei City 236, Taiwan, R.O.C. (“Supplier”). Customer and Supplier are each referred to as a “Party” and are collectively referred to as the “Parties.”

RECITALS

A. Supplier is in the business of manufacturing, testing, and selling certain hardware products.

B. Customer and Supplier desire to have Supplier manufacture, test, and sell to Customer certain of Supplier’s hardware products, subject to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

1.1. “Affiliate” means, with respect to any entity, any other entity that controls, is controlled by or is under common control with such entity, for so long as such control exists. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity. or by contract or other means.

1.2. “Authorized Individuals” means Supplier’s employees specifically authorized to perform activities contemplated under this Agreement and acting within the scope of such authorization.

1.3. “Bill of Materials” means the engineering bill of materials for the Products approved by Customer.

1.4. “Customer-Owned Tooling” means all Tooling for which NRE Costs are set forth under the applicable Statement of Work.

1.5. “Customer-Provided Technology” means any specifications or technology provided by Customer to Supplier under this Agreement.

1.6. “Deliverables” has the meaning set forth in Section 2.1.

1.7. “Environmental Compliance Failure” means the failure by Supplier to comply with the environmental requirements set forth in Section 9.3 of the Agreement.

1.8. “Excessive Failure” means that one percent (1%) or more of any lot, batch or other separately distinguishable manufacturing run of Products delivered to Customer is found to be defective with the same or similar defects resulting from the same root cause.

1.9. “Intellectual Property Rights” means copyright rights (including, without limitation, the exclusive right to use, reproduce, modify, distribute, publicly display and publicly perform the copyrighted work), trademark rights (including, without limitation, trade names, trademarks, service marks, and trade dress), patent rights (including, without limitation, the exclusive right to make, use and sell), trade secrets, moral rights, right of publicity, authors’ rights, contract and licensing rights, goodwill and all other intellectual property rights as may exist now or hereafter come into existence and all renewals and extensions thereof, regardless of whether such rights arise under the law of the United States or any other state, country or jurisdiction.

1.10. “Order Lead Time” means the minimum amount of time (set forth in the applicable Statement of Work) between the date on which a Purchase Order is received by Supplier and the date for the delivery of the Product to the shipping location designated by Customer, as set forth in such Purchase Order.

1.11. “Manufacturing Standards” means the following standards: IPC-A 610, Class 2.

1.12. “Materials Lead Time” means the minimum amount of time for Supplier to place each respective raw material or component purchase orders as set forth in the agreement between Supplier and the applicable third-party vendor to meet original on time delivery for the Products.

1.13. “NRE Costs” means the out-of-pocket costs incurred by Supplier to purchase and/or manufacture Tooling as set forth in the applicable Statement of Work, without any mark-up. For clarity, no fees will be payable to Supplier for the performance of development, design or customization services under this Agreement.

1.14. “Non-Public Products” means any Products that have not been publicly announced by Customer.

1.15. “Product Design” means any design that relate to the fit, finish, appearance, or other ornamental, aesthetic, branding, or look-and-feel aspects of the Deliverables and/or Products.

1.16. “Products” means the products to be manufactured on the behalf of the Customer and supplied by Supplier to Customer under this Agreement as set forth in an applicable Statement of Work.

1.17. “Purchase Orders” means purchase orders issued by Customer to Supplier in accordance with the terms of this Agreement.

1.18. “ROHS” means the EU Directive 2002/95/EC on the Restriction of Hazardous Substances.

1.19. “Safety Risk” means a risk of bodily injury or property damage.

1.20. “Service Units” means replacements, spare parts and service modules for Products.

1.21. “Specifications” means written specifications, as referenced in or created pursuant to an applicable Statement of Work (and as may be modified from time to time in accordance with this Agreement), that describe the design, functionality and/or performance requirements for a Product.

1.22. “Statement of Work” means a written statement of work, mutually agreed upon and executed by the Parties, that: (i) specifically references this Agreement; (ii) identifies the particular design, development, and/or customization services to be provided by Supplier for Customer in relation to a given Product; (iii) sets forth the manufacturing schedule and other pertinent details substantially in the form set forth in Exhibit A.

1.23. “Supplier-Controlled Components” means components (i) uniquely designed by Supplier, (ii) sourced through Supplier’s authorized vendor list, (iii) added to the Bill of Materials by Supplier and/or (iv) Manufacturing-Value Added (MVA) components.

1.24. “Supplier-Provided Technology” means (i) any component or technology incorporated by or on behalf of Supplier into the Deliverables or Products that is not supplied or approved by Customer, and (ii) any manufacturing process used by or on behalf of Supplier to manufacture Deliverables or Products.

1.25. “Tooling” any tooling and equipment used by Supplier to develop or manufacture the Product.

1.26. “Warranty Period” means a period of [***] from the date the Products are manufactured unless otherwise agreed in writing by both Parties in the Statement of Work, Purchase Order and/or other document mutually agreed in writing by the Parties.

1.27. “WEEE” means the EU Directive 2002/96/EC on Waste Electrical and Electronic Equipment.

2. PRODUCT

2.1. Products and Deliverables. Supplier will manufacture Products in accordance with Customer’s Specifications and provide related services, including prototype manufacturing, testing, and regulatory certification) for the Products, all as set forth in the applicable Statement of Work. With respect to each Product, Supplier shall provide to Customer prototypes and/or samples or other deliverables conforming to the Specifications in accordance with the applicable Statement of Work (collectively “Deliverables”). Customer shall issue a Purchase Order to Supplier for a quantity of Deliverables to be agreed by the Parties.

2.2. Delivery. Supplier shall deliver Deliverables to Customer in accordance with the applicable Statement of Work. Customer will be entitled to a reasonable time agreed by the parties to inspect Deliverables furnished in connection with Supplier’s services prior to accepting or rejecting the same. Deliverables will not be considered accepted until accepted by Customer in writing. In the event that Deliverables are not functional despite being manufactured by Supplier in accordance with

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

Specifications, Customer shall be responsible for the cost to modify the Specifications and for all costs of retooling and re-manufacturing such Deliverables, provided that Supplier shall provide a detailed estimate of the foregoing costs, which shall be subject to Customer’s written approval. In the event that Deliverables are not in conformity with the Specifications to which they relate, Supplier shall rework such Deliverables to conform to the Specifications and resubmit them to Customer within the agreed time frame.

2.3. Tooling Use and Care. Without Customer’s prior written consent, Supplier shall not at any time use any Customer-Owned Tooling for the production of goods or products or the performance of services for or on behalf of any third party or for any purposes other than the performance of services for manufacture of Products for Customer pursuant to this Agreement Supplier will be responsible for routine maintenance of and any loss of or damage to Customer-Owned Tooling while on Supplier’s premises or in its control and will provide all necessary calibration services for such Customer-Owned Tooling. Customer shall be responsible for insurance, repair or extraordinary costs of maintenance of the Customer-Owned Tooling. Upon Customer’s request (during or after the term of this Agreement) and at Customer’s sole expense, Supplier will cooperate with Customer in all ways reasonably necessary to facilitate the Customer-directed destruction, delivery, or other disposition of any Customer-Owned Tooling under this Agreement.

2.4. Changes. The Statements of Work, Specifications, and Product Design are subject to modification only upon written agreement between the Parties. Without limiting the foregoing, Supplier must receive the written approval of Customer’s authorized representative before making any change that affects the fit, finish, appearance, function, quality, safety or manufacturing location of the Product or of any component, part or accessory. If Customer requests any change to a Statement of Work, Specification, and/or Product Design, Supplier will promptly inform Customer of any price or schedule impacts associated with the proposed change. Once a proposed change is approved by both Parties in writing, a written document updating the affected Statement of Work, Specifications and/or Product Design to reflect the approved change shall be exchanged by the Parties.

2.5. Inspection. Customer shall have the right, upon reasonable advance notice, during normal business hours to inspect, review, and monitor the services to be provided by Supplier under this Agreement and any completed Products, work in progress Products, Product components, other deliverables, manufacturing logs and records, and/or Supplier’s testing of Products, provided that such inspection shall not unreasonably disrupt Supplier’s normal business operations.

2.6. Project Managers. Each party shall designate one project manager for each Statement of Work, who shall be responsible for providing decisions relating to such Statement of Work, as well as communicating to each other technical and operational issues regarding the Services.

3. SUPPLY

3.1. General. Subject to the terms and conditions of this Agreement, upon successful completion by Supplier of the services contemplated in the Statement of Work and Supplier’s qualification in accordance with the criteria, as set forth in the applicable Statement of Work, Customer will issue Purchase Orders for Products, Supplier shall manufacture Products in accordance with the Specifications and Manufacturing Standards and supply Customer with such Products, and Customer will purchase Products ordered pursuant to Purchase Orders placed from time to time.

3.2. Procurement. Supplier will manage all material procurement and production planning, including, without limitation, support of procurement for development builds, and will be responsible for placing purchase orders for third-party components in a timely manner.

4. ORDERING TERMS

4.1. Submission of Purchase Orders. Customer may order Products by submitting Purchase Orders to Supplier in writing or through electronic transmission. Customer shall not submit a Purchase Order that is inconsistent with the Order Lead Times. Customer’s Purchase Order shall serve as authorization to Supplier to procure materials, manufacture Product and deliver Product.

4.2. Acceptance of Purchase Orders. Upon receipt of Customer’s Purchase Orders. Supplier will accept within [***] of receipt all Purchase Orders submitted by Customer that are consistent with the Order Lead Times and the pricing terms set forth in the applicable quotation or Statement of Work.

4.3. No Conflicting Terms. Except for ordering information and any Specifications referred to or incorporated into a Purchase Order, any terms and conditions contained in a Purchase Order or in Supplier’s quotation or order acknowledgment forms that are inconsistent with or in addition to the terms and conditions of this Agreement are hereby rejected by Supplier and will be deemed null and of no effect and the terms and conditions of this Agreement shall control.

4.4. Cancellation and Rescheduling. Customer may cancel or change the scheduled delivery date of any accepted Purchase Order as follows:

(a) Outside of the Order Lead Time, Customer may cancel a Purchase Order or change the scheduled delivery date at any time at no cost. For clarity, the Order Lead Time shall not be extended if the delivery of Products is rescheduled as a result of a force majeure event affecting Supplier that is excusable pursuant to Section 15.13.

(b) Within the Order Lead Time, Customer may cancel a Purchase Order or change the scheduled delivery date at any time, provided that, if such cancellation is within the manufacturing and Materials Lead Time and results in Supplier having excess materials, Supplier will present the issue to Customer management for amicable solution, and Customer will be responsible for paying for finished Products (excluding profits), work in progress, and raw materials purchased by Supplier no earlier than required by applicable Order Lead Time to fulfill the cancelled Purchase Order that Supplier cannot, using best efforts, cancel, return for credit, use as Service Units, sell or otherwise use.

4.5. Supply Constraint. If Supplier’s ability to supply Products in accordance with the then current Forecast is constrained for any reason, Supplier agrees that it will (i) fulfill Customer’s Purchase Orders on at least a pro rata basis of the constrained material or resource, and provided that any labor, factory space, capacity and general equipment previously committed to meet the then current Forecast shall be utilized to fulfill Customer’s Purchase Orders prior to fulfilling orders for other customers, and (ii) immediately escalate the issue to both parties’ management for the purpose of resolving the supply constraint.

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

5. FORECASTS

5.1. Rolling Forecast. Customer will provide Supplier with a rolling [***] forecast of its anticipated orders for each Product (each. a “Forecast”). Customer and Supplier acknowledge and agree that: (a) each such Forecast is a good faith estimate of its anticipated orders for Products based on information then available to Customer and that Customer is providing such Forecasts only as an accommodation to Supplier; and (b) Forecasts do not constitute a binding order or commitment of any kind by Customer to purchase Products.

5.2. Capacity Flexibility. Supplier will, at all times, maintain sufficient manufacturing capacity to be able to meet up to a [***] increase in Customer’s demand for the Products over the quantities stated in Customer’s most recent forecast.

6. PRODUCT DELIVERY

6.1. Shipping Requirements. Unless otherwise expressly specified in a Purchase Order by Customer, Supplier will ensure that the Products are packaged in a manner that is: (a) in accordance with good commercial practice; (b) acceptable to common carriers for shipment; and (c) adequate to ensure safe arrival of the Products at the delivery location designated in the applicable Purchase Order. Supplier will mark all containers and packaging with commercially standard lifting, handling and shipping information. Each shipment will be accompanied by a packing slip that sets forth the part numbers and quantities and the applicable Purchase Order number(s).

6.2. Shipment of Products. Supplier will ship the Products FCA Hong Kong (Incoterms 2010) unless otherwise agreed upon in an applicable Statement of Work. In addition to Supplier’s obligations under Section 6.1, Supplier will be responsible for arranging all necessary transportation, packaging, insurance, and customs clearance and export documentation, as applicable, and for pre-payment of all costs and charges related thereto (collectively, “Shipping Costs”). Supplier will bear all risk of loss or damage to the Products and will retain title to the Products until the Products are delivered to the delivery location designated in the applicable Purchase Order.

6.3. Acceptance. Customer will have a period of [***] following delivery of the Products in accordance with Section 6.2 to notify Supplier of any discrepancies in the shipment quantity. Customer will have a period of [***] following delivery of the Products in accordance with Section 6.2 to test and inspect the Products and to notify Supplier of: (a) any nonconformities of the Product with the applicable Specifications; or (b) any defects in material or workmanship. Customer will notify Supplier in writing of its acceptance or rejection of any portion of any delivery of the Products prior to the expiration of such [***].

6.4. Delay in Shipment. The Parties acknowledge and agree that failure to meet the schedule specified in any Statement of Work or Purchase Order may cause substantial financial loss to Customer. Supplier will promptly notify Customer in writing of any anticipated delay in meeting the

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

delivery dates specified in the applicable Statement of Work or Purchase Order stating the reasons for the delay. In the event that Supplier has not delivered the Products more than [***] after such delivery dates then, without limiting Customer’s remedies under this Agreement or otherwise, Customer may, in addition to other remedies available to Customer under this Agreement or applicable laws, cancel the Purchase Order and procure substitute products and receive from Supplier payment equal to the difference between the purchase price of the applicable Products and the purchase price of the substitute products. Any amounts due shall be, at Customer’s election, either (i) credited to Customer against any outstanding or future purchase orders hereunder or (ii) paid by Supplier to Purchaser within [***] of issuance of an invoice from Customer.

6.5. Liquidated Damages. In addition to other remedies available to Customer under this Agreement or applicable laws, in case of Supplier’s failure to deliver Products for more than [***] after the delivery date specified in the applicable Purchaser Order Supplier shall pay to Customer, as liquidated damages and not as a penalty, an amount equal to [***] of the purchase price of the affected Products for each week of delay, provided that in each case of delay such liquidated damages shall not in the aggregate exceed [***] of the purchase price of the affected Products.

6.6. Product Returns. If Customer rejects a delivery of Products pursuant to the acceptance provisions of Section 6.3 or if Customer desires to return a Product to Supplier pursuant to the warranty provisions of Section 9.2, then Customer will, in each instance, first obtain a Return Material Authorization (“RMA”) number from Supplier and will use reasonable efforts to return such Products to Supplier in accordance with the terms and conditions of Supplier’s RMA procedure. Supplier will be responsible for and will pay all Shipping Costs incurred by Customer in connection with shipping such Products to Supplier and as well as for any Shipping Costs for shipping replacement Products to Customer, unless Supplier can demonstrate to Customer that the Products returned to Supplier do not exhibit any nonconformities or defects caused by Supplier.

7. PRICING AND PAYMENT TERMS

7.1. Prices and Fees.

(a) Customer will pay for Deliverables in accordance to an applicable Statement of Work at a price not to exceed [***] of the mass production price set forth in the quotation price provided by Supplier.

(b) Customer will pay the NRE Costs as set forth in the applicable Statement of Work.

(c) Customer will pay for Products according to the unit price set forth in the applicable Statement of Work.

(d) Except for amounts due pursuant to a Purchase Order or Statement of Work, Customer will not be responsible for any costs in connection with the ordering and purchase of any Deliverables or Products.

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

7.2. Payment Terms.

(a) For all Product delivered under this Agreement, Supplier will issue an invoice to Customer on the date that Supplier ships the Products to Customer and, unless Customer rightfully rejects a shipment of the Products (or a portion of a shipment) in accordance with the provisions of Section 6.3, Customer will pay such invoices within [***] following Customer’s receipt thereof.

(b) Payment terms for any NRE Costs will be as set forth the applicable Statement of Work; provided that if the Statement of Work does not specify applicable payment terms, such amounts will be due [***] following Customer’s receipt of Supplier’s applicable invoice, which invoice will not be issued until completion of the Deliverable or other milestone or task associated with such fees.

7.3. Quality. Supplier shall manufacture Products at an outgoing quality level of [***], and at an annualized failure rate of less than [***]. Supplier shall also work toward zero defects through continuous process improvement.

7.4. Most Favored Customer Pricing Warranty. Supplier represents and warrants to Customer that the prices for the Products are and will at all times be no higher than the lowest prices offered by Supplier to any customer worldwide that is purchasing similar products in similar quantities (the “Lowest Product Price”). During the term of this Agreement and for a period of [***] thereafter, Customer will have the right, upon reasonable prior written notice, to have an independent auditor reasonably approved by Supplier audit Supplier’s applicable books and records as necessary to verify Supplier’s compliance with this Section 7.4. If such an audit reveals that Supplier has not complied with the foregoing warranty, then, at Customer’s option. Supplier will either: (a) promptly issue a credit to Customer applicable to future payment obligations of Customer (or, at Customer’s option, future payment obligations of a Customer Nominee); or (b) issue a refund to Customer. In either case, the amount will be calculated as the difference between the price paid by Customer for a Product and the Lowest Product Price. If such audit reveals that Supplier’s pricing to Customer for a Product has been more than [***] higher than the Lowest Product Price for such Product, then Supplier will also reimburse Customer for all reasonable out-of-pocket fees and expenses of such audit.

7.5. Taxes. Customer will pay all taxes and duties that are assessed by any national, federal, state or local governmental authority on Customer’s purchase or use of the Products, including, without limitation, sales, use, excise, value-added and withholding taxes, but excluding any taxes based on Supplier’s income or gross receipts (collectively, “Taxes”). Notwithstanding the foregoing, Customer will have no obligation to pay any such Taxes to the extent Customer timely provides Supplier with a valid tax exemption resale certificate or other similar document.

7.6. Cost Reporting. Supplier shall provide to Customer a quarterly cost report which complies with the following requirements: (a) fully indented and costed Bill of Materials, (b) forecast costing on a rolling 3-month basis including all cost reduction opportunities, and (c) reference multiple sourcing and percent mix of use, as applicable.

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

7.7. Price Adjustment. Supplier shall make best effort to reduce the cost of Supplier-Controlled Components and manufacturing value each [***] and will pass the same amount of achieved reduction in the price of Products unit cost on a [***]. The Parties shall meet on a quarterly basis to review and discuss in good faith overall Product pricing.

7.8. Audit. Customer will be entitled, upon reasonable advance notice to Supplier, to audit Supplier’s books of account. bills of materials, and other applicable records as they relate to Customer’s Products under this Agreement to verify the accuracy of any cost or pricing information supplied or amounts charged by Supplier under this Agreement. Customer will keep such information in confidence and use it only for purposes of verifying compliance with this Agreement.

8. WARRANTY

8.1. Supplier Representations and Warranties. Supplier represents and warrants that:

(a) Supplier has the complete power and authority to enter into this Agreement, to carry out its obligations under this Agreement, and to grant the rights and licenses granted to Customer under this Agreement;

(b) on the date delivered to Customer, the Products (including any replacement Products delivered to Customer pursuant to Section 8.2) will be new;

(c) on the date delivered to Customer, Customer will acquire good title to the Products, free and clear of all security interests, liens and other encumbrances;

(d) the Supplier-Provided Technology does not and will not infringe, misappropriate or violate the intellectual property rights or proprietary rights of any third party;

(e) for the Warranty Period, the Products will be free from defects in materials or workmanship and will operate in accordance with the Specifications; and

(f) the Products are and will be safe for normal use, are non-toxic, present no abnormal hazards to persons or their environment, comply with all applicable laws and regulations and may be disposed of as normal refuse without special precautions.

The representations and warranties set forth in this Section 8.1 will survive inspection, acceptance and payment. The representations and warranties set forth above are exclusive and Supplier hereby disclaims all other warranties, either express or implied, including any implied warranty of merchantability or fitness for a particular purpose. The warranties contained in Sec. 8.1 are given only to Customer and Supplier makes no written or other warranty whatsoever other than as specifically provided herein.

8.2. Remedies. If any Products fail to conform to Supplier’s representations and warranties set forth in Sections 8.1(c) or (1), then Supplier will, at its expense, repair or replace such nonconforming Products. If Supplier is not able to repair or replace such nonconforming Products within a reasonable period of time, Supplier shall refund to Customer any amounts paid for such nonconforming Products. Replacement Products supplied by Supplier under this Section 8.2 will be warranted for the period of time remaining in the original warranty for the Product, but not less than one (1) year. The return provisions of Section 6.6 will apply to Customer’s return of nonconforming Products to Supplier under this Section 8.2.

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

8.3. After Warranty Services.

(a) Service Units Inventory. Supplier will maintain an inventory of Service Units in accordance with the Service Unit inventory requirements set forth in document(s), if any, referenced in applicable Statement of Work.

(b) Service Units Availability. Supplier will accept and fulfill Purchase Orders for Service Units in accordance with the terms of this Agreement for five (5) years after the last purchase of a unit of the applicable Product under this Agreement (the “Initial Post-Warranty Period”), and Supplier agrees to maintain an adequate stock of Service Units, equipment and materials needed to produce Service Units throughout the Initial Post-Warranty Period; provided, that prior to the expiration of the Initial Post-Warranty Period, Customer and Supplier shall negotiate in good faith for Supplier to provide additional Service Units to meet the forecasted demand for two (2) additional years following the Initial Post-Warranty Period. The terms and conditions of this Agreement will govern all purchases of Service Units, and the price of a Service Unit (including packaging and handling fees) shall be provided to Customer in Supplier’s quotation for Service Units. In no event the price of a Service Unit will exceed [***] of the price of the last Product purchased under this Agreement, provided that, in the event Square decides to discontinue (i.e., end of life) a particular Product during the Initial Post-Warranty Period, the parties will work in good faith to determine a reasonable adjustment of the price of the applicable Service Units, as necessary to reflect Supplier’s increased per-unit manufacturing costs. In no event will there will be minimum order quantities for Service Units.

(c) Repairs. If Customer requests, and to the extent reasonable possible, Supplier will repair Products not covered by warranty on competitive terms and conditions.

8.4. Customer Representations and Warranties. Customer hereby represents and warrants that:

(a) Customer has the complete power and authority to enter into this Agreement, to carry out its obligations under this Agreement, and to grant the rights and licenses granted to Supplier under this Agreement;

(b) the Customer-Provided Technology incorporated into the Products upon Customer’s request will not infringe, misappropriate or violate the intellectual property rights or proprietary rights of any third party.

9. QUALITY AND SAFETY REQUIREMENTS

9.1. Requirements and Qualifications. Supplier will comply with the quality, safety and regulatory requirements as set forth in the document(s) as set forth in the applicable Statement of Work, or in the absence of such requirements, with good commercial practice and applicable law.

9.2. Testing Requirements. Supplier will test the Deliverables and the Products in accordance with the testing requirements as set forth in the applicable Statement of Work, or in the absence of such testing requirements, in a manner sufficient to confirm conformance with all applicable Specifications. Upon Customer’s request, Supplier will provide and ship Deliverables and Products to Customer to be used for testing.

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

9.3. Environmental Compliance. Supplier will, with respect to the provision of Deliverables and Products, and all related processes and materials used in connection therewith, including packaging, comply with: (i) all applicable laws and regulations governing the use, declaration, preparation and marketing of hazardous substances and energy consumption efficiency, including, without limitation, the requirements set forth under the ROHS and WEEE Directives and related national legislation, to the extent applicable to the manufacturing of the Products, and (ii) any additional requirements set forth in the applicable Statement of Work.

9.4. Excessive Failure, Environmental Compliance Failure and Safety Risk.

(a) Supplier must notify Customer immediately if it has reason to believe that the Products provided under this Agreement may (i) produce an Excessive Failure; (ii) produce an Environmental Compliance Failure; or (iii) present a Safety Risk.

(b) If there is an Excessive Failure, an Environmental Compliance Failure, or the Products present a Safety Risk, Supplier will:

(i) Promptly (A) dedicate sufficient resources to thoroughly investigate the cause of the defect; (B) perform root cause analysis; and (C) implement any necessary corrective action in consultation with Customer;

(ii) (A) Reimburse Customer for all actual related expenses incurred to respond to such Excessive Failure, Environmental Compliance Failure, or Safety Risk, including the expenses incurred to diagnose any defect, develop tests and remedies for any defects, and perform testing; and (B) promptly respond to Customer inquiries and complaints

(iii) Upon Customer’s request, promptly repair and/or replace the affected Products, whether or not the applicable Warranty Period has expired.

(c) Exceptions. Supplier will not be liable under this Section 9.4 for an Excessive Failure or a Safety Risk to the extent (i) the Excessive Failure or Safety Risk is primarily attributable to hardware or software designed by Customer that could not reasonably have been implemented by Supplier in a way that would have avoided the Excessive Failure or the Safety Risk; (ii) the Products were in compliance with Specifications finalized in whole and exclusively by Customer without any Supplier feedback, gross negligence, or willful misconduct or (iii) the Products were subjected to abuse, misuse, negligence, accident, tampering or faulty repair after transfer of title to an authorized purchaser. Customer’s approval or acceptance of Products will not relieve Supplier of the remedies set forth in this Section 9.4.

(d) Tracking. Supplier must track the date Products are produced and make such information available to Customer upon Customer’s request during the term of this Agreement and for five years after the Products are delivered.

(e) Costs. Except for amounts due pursuant to a Purchase Order or Statement of Work, Customer will not be responsible for any costs in connection with Supplier’s obligations in this Section 9.

10. INDEMNITY

10.1. Customer Indemnity.

(a) Supplier will, at its expense, indemnify, defend (or settle) and hold harmless Customer, and its officers, directors, agents and Affiliates (collectively, the “Customer indemnitees”) from and against any and all loss, damage, cost, liability, and expense (including reasonable fees for attorneys and other experts), as incurred, arising out of or resulting from any suit, action, claim or proceeding (each a “Claim”) brought by a third party against any Customer indemnitees alleging that: (a) any Supplier-Provided Technology infringes, misappropriates or violates any third-party Intellectual Property Rights: (b) the use of any Product results in personal injury, death or tangible or real property damage or loss of use therefrom, including, without limitation, any Claim that alleges a defect in the testing or manufacture of a Product, regardless of the legal or statutory basis of the Claim, and (c) any breach by Supplier of its obligations, representations and warranties under this Agreement. Customer agrees to: (i) promptly notify Supplier in writing of any such Claim; (ii) provide Supplier, at Supplier’s expense, any assistance reasonably requested by Supplier and necessary for the defense or settlement of such Claim: and (iii) allow Supplier to direct and control the defense or settlement of such Claim, provided, however, that Customer reserves the right to retain counsel to participate in any Claim for which indemnification is sought, at Customer’s expense.

(b) If an injunction is issued that limits or prohibits a Customer Indemnitee’s right to use or sell a Product or, if in Supplier’s reasonable opinion. such an injunction is likely to be issued, then Supplier will, at its expense, either: (a) procure for the Customer Indemnitee the right to continue to use and sell Product; (b) replace or modify such Product so that it becomes non-infringing. provided that such modification or replacement does not alter or affect the functionality, use or operation of such Product or the conformity of the Product with the applicable Specifications; or (c) if the alternatives set forth in (a) and (b) are not commercially feasible, refund to Customer any amounts paid for such Product pursuant to this Agreement upon Customer’s return of such Product to Supplier.

10.2. Supplier Indemnity.

(a) Customer will, at its expense, indemnify, defend (or settle) and hold harmless Supplier, and its officers, directors, agents and Affiliates (collectively, the “Supplier Indemnitees”) from any Claims brought by a third party against any Supplier Indemnitees alleging that any Customer-Provided Technology incorporated into the Products upon Customer’s request infringe, misappropriate or violate any third-party Intellectual Property Rights. Supplier agrees to: (a) promptly notify Customer in writing of any such Claim; (b) provide Customer, at Customer’s expense, any assistance reasonably requested by Customer and necessary for the defense or settlement of such Claim; and (c) allow Customer to direct and control the defense or settlement of such Claim, provided, however, that Supplier reserves the right to retain counsel to participate in any Claim for which indemnification is sought, at Supplier’s expense.

(b) If Customer has any reason to believe that Customer-Incorporated technology may infringe, misappropriate or violate any third-party Intellectual Property Rights, then Customer shall so notify Supplier, and Supplier shall, upon receipt of such notice, immediately cease incorporating the Customer-Incorporated Technology into the Products and cooperate with Customer to identify a workable design-around or other solution acceptable to Customer.

10.3. Exceptions

The indemnification obligations set forth in Section 10.1(a) shall not apply to liability arising under Section 9.4(c), and Customer shall in accordance with Customer’s obligations under Section 10.2(a) defend, hold harmless and indemnify Supplier against any claims arising from Sections 9.4(c)

11. LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT AND EXCEPT FOR LIABILITY ARISING UNDER SECTION 9.4 (EXCESSIVE FAILURE, ENVIRONMENTAL COMPLIANCE FAILURE AND SAFETY RISK), SECTION 10 (INDEMNITY), A BREACH BY EITHER PARTY OF SECTION 12 (CONFIDENTIALITY), SUPPLIER’S FAILURE TO DELIVER PRODUCTS AS DESCRIBED IN SECTION 6.5, ABOVE. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOST PROFITS ARISING OUT OF THE USE OR PERFORMANCE OF THE PRODUCTS, EVEN IF SUCH PARTY HAS BEEN ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

12. CONFIDENTIALITY

12.1. Definition. “Confidential Information” means: (a) all information related to the Products, including, without limitation, documentation, drawings, designs and specifications; (b) any non-public information of a Party, including, without limitation, any information relating to a Party’s technology, techniques, know-how, research, engineering, designs, finances, accounts, procurement requirements, manufacturing, customer lists, business forecasts and marketing plans; (c) any other information of a Party that is disclosed in writing and is conspicuously designated as “Confidential” at the time of disclosure or that is disclosed orally or visually, is identified as “Confidential” at the time of disclosure, and is summarized in a writing sent by the disclosing Party to the receiving Party within thirty (30) days of any such disclosure; and (d) the specific terms and pricing set forth in this Agreement.

12.2. Exclusions. The obligations in Section 12.3 will not apply to the extent that any Confidential Information: (a) is or becomes generally known to the public through no fault of or breach of this Agreement by the receiving Party; (b) was rightfully in the receiving Party’s possession at the time of disclosure, without an obligation of confidentiality; (c) is independently developed by the receiving Party without use of the disclosing Party’s Confidential Information; or (d) is rightfully obtained by the receiving Party from a third party without restriction on use or disclosure.

12.3. Obligations. Each Party will not use the other Party’s Confidential Information, except as necessary for the performance of this Agreement, and will not disclose such Confidential Information to any third party, except to those of its employees and subcontractors that need to know such Confidential Information for the performance of this Agreement, provided that each such employee and subcontractor is subject to a written agreement that includes binding use and disclosure restrictions that are at least as protective as those set forth herein. Each Party will use all reasonable efforts to maintain the confidentiality of the other Party’s Confidential Information in its possession or control, but in no event less than the efforts that it ordinarily uses with respect to its own confidential information of similar nature and importance. The foregoing obligations will not restrict either Party from disclosing Confidential Information: (a) pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the Party required to make such a disclosure gives reasonable notice to the other Party to enable it to contest such order or requirement; (b) on a confidential basis to its legal or professional financial advisors; (c) as required under applicable securities regulations; or (d) on a confidential basis to present or future providers of venture capital and/or potential private investors in or acquirers of such Party.

12.4. Additional Requirements. Without limiting Section 12.3, Supplier agrees to:

(a) maintain any Non-Public Products in a separate, dedicated, blocked-off area of Supplier’s facilities and ensure that only Authorized Individuals have access to such area;

(b) ensure that all parts of Non-Public Products are stored, manufactured and reviewed in secure rooms, and that only Authorized Individuals have access to such rooms;

(c) ensure that all materials use in connection with this Agreement are stored in a secure and protected area to successfully prevent anyone who is not an Authorized Individual from viewing any parts, systems, or plans related to Non-Public Products;

(d) provide, upon Customer’s request, a separate manufacturing space, including a physical barrier around Customer’s dedicated production space to keep Products out of view from the rest of the Supplier’s factory;

(e) ensure that all Customer’s business processes disclosed to Supplier are kept in strict confidence and utilized only in fulfillment of this Agreement.

(f) ensure that no name and/or code reference to the Products is in any way visible, including on hard or soft copies of any documents associated with the card reader assembly.

(g) discuss the activities contemplated under this Agreement only appropriate with third parties approved in writing by Customer.

(h) not engage external vendors without written permission from Customer.

(i) refer to the activities contemplated under this Agreement using internally assigned code names only, with no reference to Customer or its products or business.

13. INTELLECTUAL PROPERTY RIGHTS

13.1. Background Technology. Subject to the licenses granted under this Section 13, each Party retains all right, title and interest, including all Intellectual Property Rights related to any technology owned and/or controlled by each party prior to the Effective Date or after the Effective Date outside of the scope of this Agreement (as to each Party, “Background Technology”).

13.2. Customer Ownership. Supplier hereby irrevocably transfers and assigns to Customer, and agrees to transfer and assign to Customer, all right, title, and interest, including all Intellectual Property Rights, that Supplier may at any time have or acquire in or to: (i) the Product Design (and any improvements or modifications thereto); (ii) any and all Deliverables and Specifications, and (iii) any and all Customer-Owned Tooling. The items under the preceding clauses (i), (ii) and (iii) will be referred to, collectively, as “Customer-Owned Technology”. Supplier agrees to provide assistance and execute any documents reasonably requested by Customer, at Customer’s cost, to enable Customer to secure, register or enforce any Intellectual Property Rights in the Customer-Owned Technology. For the avoidance of doubt, Customer-Owned Technology does not include any Intellectual Property Rights that Supplier may at any time have or acquire in or to its general know-how and manufacturing process of the Products.

13.3. Supplier License to Customer-Owned Technology. Subject to the terms and conditions of this Agreement, Customer hereby grants Supplier a limited, non-exclusive, non-transferable, royalty-free license, without the right to sublicense, during the term of this Agreement, to use any Customer-Owned Technology, solely internally, and solely to perform its obligations under this Agreement. Supplier agrees that it will not engage in, nor will it authorize others to engage in, the reverse engineering, disassembly or the decompilation of any Customer-Owned Technology except as required to perform its obligations under this Agreement.

13.4. Customer License to Background Intellectual Property. Supplier grants to Customer a non-exclusive, worldwide, perpetual, irrevocable, royalty-free, sublicenseable license under any intellectual Property Rights Supplier may have in any Background Technology to make, have made, use, sell, offer for sale, import, and otherwise exploit any Deliverables and Products that is covered by and or incorporated with such Background Technology, and any improved versions or evolutions of such Deliverables and Products. For the avoidance of doubt, Supplier’s Background Technology does not include any intellectual Property Rights that Supplier may at any time have or acquire in or to its general know-how and manufacturing process of the Products.

13.5. Customer License to Supplier Feedback. If Supplier provides Customer with any written ideas, suggestions, or recommendations for the modification, correction, improvement or enhancement of Products or Customer-Owned Technology including via email (collectively referred to as “Supplier Feedback”), then Supplier grants Customer a non-exclusive, worldwide, perpetual, irrevocable, royalty-free license, sublicenseable to use and disclose such Supplier Licensed Feedback in any manner Customer chooses, and to display, perform, copy, have copied, make, have made, use, sell, offer to sell, import, distribute and otherwise dispose of products embodying such Supplier Licensed feedback in any manner, but without reference to Supplier being the source of such Supplier Licensed Feedback.

14. TERM AND TERMINATION

14.1. Term. This Agreement will commence on the Effective Date and will continue in effect for an initial term of two (2) years, unless earlier terminated in accordance with the terms of this Agreement. Following such initial term, this Agreement will automatically renew for successive one (1) year renewal terms unless either Party provides the other Party with notice of non-renewal at least ninety (90) days prior to the expiration of the initial term or any renewal term.

14.2. Termination for Cause. Without prejudice to any other right or remedy that may be available to it, each Party may terminate this Agreement immediately upon providing written notice of breach to the other Party, if such other Party materially breaches any of its obligations hereunder in a manner that is capable of remedy, but fails to cure such breach within a period of [***] following receipt of such written notice. Notwithstanding the foregoing, any such termination shall not relieve either Party of any of its obligations under this Agreement which were incurred prior to the effective date of such termination.

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

14.3. Termination for Convenience. Customer may terminate this Agreement, for any reason or for no reason, upon [***] prior written notice to Supplier.

14.4. Termination for Financial Reasons. Upon [***], either Party may terminate this Agreement in the event the other Party: (a) seeks the liquidation. reorganization, dissolution or winding up of itself or the composition or readjustment of all or substantially all of its debts; (b) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or substantially all of its assets; (c) makes a general assignment for the benefit of its creditors; (d) commences or has commenced against it a case under the bankruptcy code of applicable jurisdiction; or (e) files a petition for relief or otherwise seeks relief from or readjustment of its debts under any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts (including, without limitation, consenting to the entry of an order for relief in an involuntary bankruptcy case against it).

14.5. Effect of Termination.

(a) Unless otherwise specified by Customer in writing or terminated by Supplier in accordance with Section 14.2 and 14.4, upon termination or expiration of this Agreement for any reason, Supplier will continue to process and deliver to Customer (or to such other location as indicated on any applicable Purchase Order) any Products ordered pursuant to Purchase Orders transmitted by Customer prior to the effective date of any such termination or expiration.

(b) Upon termination or expiration of this Agreement, other than as a result of a material breach by Supplier, Customer will pay Supplier in accordance with the terms of this Agreement for any Products ordered prior to such termination or expiration and delivered in accordance with the terms of this Agreement. In addition, if termination occurs within the Materials Lead Time and results in Supplier having excess materials, Customer will be responsible for paying for work in progress, and raw materials purchased by Supplier no earlier than required by applicable Order Lead Time to fulfill the Purchase Orders outstanding as of the effective date of such termination that Supplier cannot, using best efforts, cancel, return for credit, use as Service Units, sell or otherwise use.

(c) Survival. The following provisions will survive termination or expiration of this Agreement for any reason: 1, 8, 10, 11, 12, 13, 14.5, 14.6, 15 and any other sections by their nature are intended to survive.

15. GENERAL

15.1. Subcontracting. With the exception of Supplier’s Affiliates who may perform Supplier’s services under this Agreement on behalf of Supplier, provided that supplier shall at all times be responsible for such affiliates’ compliance with this, Supplier agrees that no portion of the assembly of the Products will be subcontracted to third parties without Customer’s specific prior written consent in each instance. Any permitted subcontractor approved in writing by Customer (“Subcontractor”) that Supplier may use to assist Supplier will be obligated to comply with the terms of this Agreement and Supplier will remain responsible for such Subcontractors’ performance. Customer’s consent to Supplier’s use of any Subcontractor will not be deemed a waiver of any Customer rights hereunder nor relieve Supplier of any of its obligations pursuant to this Agreement. Supplier will enter into a written agreement with each approved Subcontractor that includes terms and conditions no less protective of Customer’s proprietary and intellectual property rights than those set forth in this Agreement prior to Supplier permitting any such Subcontractor to perform any obligation

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

hereunder. Supplier will be solely responsible for the payment of all amounts payable to, and the performance of all of Supplier’s obligations for, all such Subcontractors. Immediately upon request of Customer, Supplier will commence such proceedings as necessary (i.e. termination notice, request to cure default) to terminate any Subcontractor that, in Customer’s sole opinion, does not perform to the standards set forth by Customer in this Agreement.

15.2. No Exclusivity. Except as may be otherwise expressly specified in a specific Statement of Work, this Agreement is non-exclusive. Customer will have the right to use other contract manufacturers to manufacture the Products. Nothing in this Agreement will be construed or deemed to prevent or otherwise inhibit Customer’s ability or right to manufacture the Products, whether at Customer’s facility or at an alternate or additional third party facility(ies) of Customer’s choice. Further, nothing in this Agreement will be construed or deemed to (a) require Customer to order any minimum number of units of the Products to be manufactured by Supplier, or (b) prevent or otherwise inhibit Customer’s ability or right to design, develop, manufacture, have manufactured, market, use, sell, or distribute any follow-on products or derivatives of the Products.

15.3. Cumulative Remedies. Unless otherwise expressly set forth in this Agreement, the remedies set forth under this Agreement for the benefit of either Party are cumulative.

15.4. Assignment. Neither Party may assign or transfer this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party, except that no consent will be required for an assignment in connection with a merger, acquisition, corporate reorganization, or sale of all, or substantially all, of a Party’s assets. Any attempted assignment in violation of this Section will be null and void and of no force or effect. Subject to the foregoing, this Agreement will bind and inure to the benefit of each Party’s permitted successors and assigns.

15.5. Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding that body of laws known as conflicts of law. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement. All legal actions or proceedings arising out of this Agreement will be brought exclusively in the federal or state courts located in the Northern District of California and the parties hereby irrevocably consent to the personal jurisdiction and venue therein, provided that the foregoing shall not prevent either Party from seeking any available injunctive relief in any court of competent jurisdiction.

15.6. Compliance With Laws. Each Party will comply with all laws, regulations and ordinances applicable to such Party in the exercise of its rights and obligations under this Agreement.

15.7. Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, then such provision will automatically be adjusted to the minimum extent necessary in order to comply with the requirements for validity or enforceability, and as so adjusted, will be deemed a provision of this Agreement as though originally included herein. In the event that the provision held invalid or unenforceable is of such a nature that it cannot be so adjusted, such provision will be deemed deleted from this Agreement as though such provision had never been included herein. In either case, the remaining provisions of this Agreement will remain in full force and effect.

15.8. Non-Waiver. The failure by either Party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision. The waiver of any provision of this Agreement will only be effective if in writing and signed by the Party waiving such provision.

15.9. Notices. All notices, demands, requests and other communications required or permitted under this Agreement will be in writing and will be delivered in person, by nationally recognized courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) and, in all cases, will be deemed to have been duly given or made upon receipt. All such notices, demands, requests and other communications will be delivered to the Parties at the addresses set forth on the first page of this Agreement (or at such other address for a Party as will be specified by like notice). For notices sent to Supplier by Customer, in addition to the address stated on the first page of this Agreement, a copy shall be sent to the following address:

Cheng Uei Precision Industry Co. Ltd.

No. 18 Chung Shan Road

Tu-Cheng District, New Taipei City 236

Taiwan, R.O.C.

Attn: Legal Department

15.10. Relationship Between the Parties. The relationship between the Parties will be that of independent contractors and nothing in this Agreement is intended to nor will establish any relationship of partnership, joint venture, employment, franchise, agency or other form of legal association between the Parties. Neither Party will have, nor represent to any third party that it does have, any power or authority to bind the other Party or incur any obligations on the other Party’s behalf.

15.11. Headings; Construction. Section headings are a matter of convenience and will not be considered part of this Agreement. This Agreement has been negotiated by the Parties, which have had reasonable access to legal counsel. This Agreement will be fairly interpreted in accordance with its terms, without any construction in favor of or against either Party as a result of having drafted any particular provision.

15.12. Attorneys’ Fees. In any suit or proceeding relating to this Agreement the prevailing Party will have the right to recover from the other its costs and reasonable fees and expenses of attorneys, accountants, and other professionals incurred in connection with the suit or proceeding, including costs, fees and expenses upon appeal, separately from and in addition to any other amount included in such judgment. This provision is intended to be severable from the other provisions of this Agreement, and will survive and not be merged into any such judgment

15.13. Force Majeure. Any delay in performance by either party hereunder may be excused to the extent caused by any event or circumstance beyond the control of said party, including, without limitation, acts of God, war, acts of terrorism or strikes affecting such party. If an event of force majeure described in this Section extends for a period in excess of thirty (30) consecutive days, either party may immediately terminate this Agreement, and any outstanding Purchase Orders, by providing the other party with written notice of such termination.

15.14. Remedies. Except as expressly set forth in this Agreement, the exercise by either Party of any of its remedies under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.

15.15. Entire Agreement. This Agreement, including its exhibits and attachments. constitutes the entire and exclusive understanding and agreement between the Parties regarding its subject matter and supersedes any and all previous understandings and agreements, whether written or oral, regarding such subject matter. Any modification or amendment of any provision of this Agreement will be effective only if in writing and signed by duly authorized representatives of both Parties. In the event of a conflict, the terms and conditions of the Statement of Work will take precedence over the terms and conditions of this Agreement with respect to matters that are specifically addressed in the Statement of Work. In all other instances, this Agreement will take precedence.

15.16. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date by their duly authorized representatives.

SQUARE, INC.		Cheng Uei Precision Industry Co., Ltd.

By:	/s/ Ross W. Nadel	By:	/s/ Spencer Chiu

Name:	ROSS W. NADEL	Name:	Spencer Chiu

Title:	COUNSEL	Title:	President

Date:	12/6/12	Date:	2012.11.20

Exhibit A

Initial Statement of Work

A.	Description of Services and Products:

[            ]

B.	Specification and Requirements (including qualification criteria):

[            ]

C.	Schedule:

[            ]

D.	Total NRE Fees and Payment Terms:

[            ]

E.	Product Unit Cost and Payment Terms:

[            ]

F.	Components Cancellation Schedule:

[            ]

G.	Warranty Period:

[            ]

[Additional items to be discussed]